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                                                                    NEWS RELEASE
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P.O. Box 5000
Victoria, Minnesota 55386
(612) 443-2500
www.heii.com
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CONTACT: Eugene W. Courtney, CEO                           FOR IMMEDIATE RELEASE

  HEI DISTRIBUTES PROXY MATERIALS; EXPLORING POSSIBLE "STRATEGIC ALTERNATIVES"

    MINNEAPOLIS, Minnesota (June 10, 1998)--HEI, INC. today announced that it is filing definitive proxy materials with the Securities and Exchange Commission and is in the process of mailing such materials to shareholders in connection with a Special Meeting of Shareholders to be held at 10:00 a.m., August 4, 1998 at the University of Minnesota Landscape Arboretum in Carver County. The meeting is being held at the request of Fant Industries Inc. The Board of Directors urges shareholders to return the white proxy card included with the proxy materials and not to return any green cards solicited by Fant.

    "Now that we have filed our proxy materials, we are in a position to solicit proxies from our shareholders," Eugene W. Courtney, CEO of HEI said. "We are anxious to have a full, fair and adequate discussion with our shareholders before the August 4 meeting concerning the future direction of the Company and the Board's continuing efforts to maximize the value of all shares. We urge our shareholders to review our proxy statement carefully. Mr. Fant, through his continuing suggestions that the Board accelerate the meeting, apparently does not want to have a full airing of the issues raised by his efforts to seize control of the Company without paying a premium for all shares. As a practical matter, his requested acceleration of the meeting would have required the Company's Board to hold a meeting before our proxy materials even reached our shareholders."

    The HEI Board also announced that it has engaged Piper Jaffray Inc. to explore possible strategic alternatives to increase value for all shareholders. "We are pleased to be working with Piper Jaffray," Mr. Courtney said. "Although there can be no assurance that pursuit of these alternatives will lead to a transaction that is preferable to continuing to operate HEI as an independent company, the Board has instructed Piper Jaffray to pursue such alternatives diligently."

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    HEI IS A MINNESOTA-BASED COMPANY SPECIALIZING IN THE DESIGN AND MANUFACTURE
OF ULTRAMINIATURE MICROELECTRONIC DEVICES AND HIGH TECHNOLOGY PRODUCTS INCORPORATING THOSE DEVICES. THE COMPANY'S STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL HEII.
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                            PARTICIPANT INFORMATION

    The following information is provided pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-11(b)(2) thereto. Participants in the solicitation are HEI, directors of HEI and certain senior management. Their beneficial ownership interests in HEI Common Stock are as follows: Robert L. Brueck, Director, 32,000 shares, including 30,000 shares subject to options exercisable within 60 days; Eugene W. Courtney, Chief Executive Officer and Director, 160,547 shares, including 75,000 shares subject to options exercisable within 60 days; William R. Franta, Director, 45,211 shares, including 40,000 shares subject to options exercisable within 60 days, Jerald H. Mortenson, Vice President of Finance and Administration, 99,179 shares, including 30,000 shares subject to options exercisable within 60 days; Donald R. Reynolds, President, no shares; and Frederick M. Zimmerman, Director, 30,900 shares, including 30,000 shares subject to options exercisable within 60 days.